UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 26, 2008

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 26, 2008, Sanmina-SCI Corporation (the “Company”) and its directly or indirectly wholly-owned foreign subsidiaries listed below (the “Subsidiaries”) entered into a Revolving Trade Receivables Purchase Agreement (the “Receivables Purchase Agreement”) with Deutsche Bank AG New York, as administrative agent, pursuant to which certain of the Subsidiaries may sell specified accounts receivable generated by them to the purchasers (the “Purchasers”) listed in the Receivables Purchase Agreement  from time to time during the term of the Receivables Purchase Agreement, subject to satisfaction of the conditions set forth in the Receivables Purchase Agreement.  The maximum face amount of accounts receivables of the Subsidiaries that may be outstanding at any time under the Receivables Purchase Agreement is $250 million. The Receivables Purchase Agreement permits the Subsidiaries to designate additional originators of accounts receivable eligible for sale thereunder and for the Purchasers to add or remove purchasers and to change individual purchase limits upon notice and subject to certain other conditions.

The Subsidiaries party to the Receivables Purchase Agreement are: (1) Sanmina-SCI Magyarország Elektronikai Gyártó Kft, a limited liability company incorporated under the laws of the Republic of Hungary, (2) Sanmina Magyarország Elektrotechnikai Részegységgyártó Kft, a limited liability company incorporated under the laws of the Republic of Hungary,  (3) Sanmina-SCI EMS Haukupudas OY, a limited liability company incorporated under the laws of the Republic of Finland, (4) Sanmina-SCI Enclosure Systems OY, a limited liability company incorporated under the laws of the Republic of Finland , (5) Sanmina-SCI Systems Singapore Pte. Ltd, a limited liability company incorporated under the laws of Singapore, (6) Sanmina-SCI Israel Medical Systems Ltd., a limited liability company incorporated under the laws of Israel, (7) Sanmina-SCI Systems Canada, Inc., a corporation incorporated under the laws of the Province of Nova Scotia, Canada, (8) Sanmina-SCI Systems (Thailand) Ltd., a limited liability company organized and existing under the laws of the Kingdom of Thailand and (9) Sanmina-SCI UK Ltd., a company organized and existing with limited liability under the laws of England and Wales.

Purchase Price; Fees. The purchase price for receivables sold under the Receivables Purchase Agreement is equal to 100% of their invoice/face amount.  The Subsidiaries shall pay the Purchasers interest during the period from the date receivables are sold until their collection date.  The Subsidiaries also are obligated to pay a commitment fee based on the unused portion of the facility.

Subsidiary Indemnification Obligations. The Subsidiaries have agreed to indemnify the Purchasers for damages resulting from certain claims, including the failure to grant the Purchasers a first priority interest in the receivables being sold, disputes involving the validity of the receivables being sold and the failure of the Subsidiaries to perform all of their obligations under the Receivables Purchase Agreement. However, the Purchasers are not indemnified against the risk of non-collection of receivables caused by the insolvency or bankruptcy of the customer generating the receivables. The Company has guaranteed the obligations of the Subsidiaries under the Receivables purchase Agreement.

Term and Termination. The Receivables Purchase Agreement has a term of two years. However, upon the occurrence of a termination event, the Purchasers have the option to terminate their participation in the Receivables Purchase Agreement.  This termination is automatic in the case of certain bankruptcy events.  The termination events also include defaults by the Company or the Subsidiaries with respect to certain indebtedness, the entry of certain judgments against the Company or the Subsidiaries, the occurrence of a change in control involving the Company and the failure by the Company or the Subsidiaries to observe or perform the covenants contained in the Receivables Purchase Agreement.

This description of the Receivables Purchase Agreement is qualified by the actual terms of such agreement. The Company will include the Receivables Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 28, 2008, which it expects to file with the Securities and Exchange Commission on or before August 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2008	SANMINA-SCI CORPORATION

	By:	/s/ Michael R. Tyler
Michael R. Tyler
Executive Vice President and General Counsel